EXHIBIT 10.17


May 27, 1997


Mr. John Bohan
3 St.Andrews Court
New Hope, PA 18938

Dear John:

This letter serves to review the terms of your separation from employment with Exogen, Inc. (the "Company"):

     1. Your employment with Exogen will terminate effective May 31, 1997. According to Exogen's Severance Pay Plan, you are eligible to receive severance pay equal to one-half month's base salary. If you sign the attached General Release Of All Claims ("General Release") within the period specified in the General Release and do not revoke it after seven (7) days, you are eligible for enhanced severance pay benefits equal to two and one- half months. Since you are an officer of the Company, Exogen's Compensation Committee has approved a total enhanced severance pay equal to six months base salary. Exogen's Severance Pay Plan and Summary Plan Description are attached and provide complete details regarding your separation terms and severance. Please read this document in its entirety.

     2. On May 31, 1997 you will be paid your regular semi-monthly gross wages. On June 15, 1997 you will be paid wages which includes all of your accrued and unused vacation days, and you will also be refunded for your unused contributions under Exogen's Employee Stock Purchase Plan. Other than the payments mentioned in this paragraph, you agree that prior to the execution of this letter you were not entitled to receive any further monetary payments or benefits from the Company, and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this letter.

     3. As of May 31, 1997 you will have vested 10,000 options which are exercisable into Exogen Common Stock under an option agreement previously granted to you by Exogen. You have up to three months following termination of your employment (i.e., until August 31, 1997) in which to exercise the options for any or all of the option shares which are vested as of May 31, 1997. Except as so modified, the agreements evidencing your options remain in full force and effect. In addition, pursuant to the Stock Purchase Agreement between you and the Company dated February 5, 1994, the Company currently has the Repurchase Rights for 25,000 shares. The Repurchase Rights do not lapse on those shares until February 5, 1998, however, the Company's Board of Directors has chosen not to exercise its rights to repurchase those shares. The certificates held in escrow will be sent to you within the next ten days.

     4. It is our expectation that all Company owned property, including but not limited to marketing materials, computer equipment and credit cards, given to you in support of executing your responsibilities will be returned to Exogen by May 31, 1997.

     5. Your health care benefits which include health insurance, life insurance and LTD insurance, as it currently exists, will continue until May 31, 1997. Information regarding COBRA will be sent to you under separate cover. Exogen's Severance Pay Plan includes payment of your COBRA premiums for the period covered by your severance pay, subject to the conditions discussed in #1 above regarding the signing of the General Release.

     6. At all times in the future, you will remain bound by Exogen's Proprietary Information and Inventions, Non-Solicitation and Non-Competition Agreement signed by you on February 5, 1994, a copy of which is attached.

Please review the attached documents as soon as possible. If you decide to sign the General Release, do so by the required date and return it directly to Exogen's Human Resources Department.



Sincerely,


/s/Patrick A. McBrayer
----------------------
Patrick A. McBrayer
President & CEO



Please sign below in acknowledgment of this separation agreement.

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John Bohan                          Date